`Exhibit 99.1

Hawthorn Bancshares Reports 2017 Financial Results

Jefferson City, Mo. — February 1, 2018 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the year ended December 31, 2017.

Net income for the current year was $3.4 million, or $0.59 per diluted common share, compared to $7.3 million, or $1.24 per diluted common share, for 2016.  Included in the 2017 net income is a $4.1 million charge, or $0.70 per diluted common share, that includes $3.1 million resulting from application of the Tax Cut and Jobs Act (the “Tax Act”) enacted in the fourth quarter of 2017, and $1.0 million resulting from tax planning strategies implemented at year-end 2017.

The return on average common equity was 3.59% (7.90% excluding the charge from the Tax Act) and the return on average assets was 0.25% (0.56% excluding the charge from the Tax Act) for the current year compared to 7.97% and 0.58% for the prior year, respectively.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn reported a 4% increase in non-GAAP earnings per share to $1.29 excluding the impact of the Tax Act for the current year.  Loans increased $94.4 million, or 9.7%, from the prior year end and they have increased $203 million, or 23.5%, since year-end 2015.  This growth was accomplished without a deterioration in credit quality as nonperforming loans to total loans improved from 1.19% at 12/31/15 to 1.00% at 12/31/17. Our current year net interest margin remained strong at 3.41% while net interest income was $42.9 million, a $2.6 million increase from the prior year driven primarily by loan growth. Non-interest income of $9.0 million for the current year was level with the prior year, mostly due to securities gains of $0.6 million recognized in 2016 that offset increases in most other non-interest income categories.  Non-interest expense of $38.8 million was $2.0 million higher than the prior year mostly due to a $0.9 million, or 4.5%, increase in salaries and benefits expense and a net increase in other operating expenses of $1.1 million primarily due to costs associated with technology related expenses to improve operating efficiencies and our ability to react to new technology developments.”

Net Interest Income

Net interest income for the year ended December 31, 2017 was $42.9 million compared to $40.3 million for the prior year. The increase in average loans from 2016 of $111 million, or 12.1%, was the primary contributor to the growth in net interest income. The net interest margin declined 7 basis points from 2016 to 3.41% for 2017 primarily due to the yield on average earning assets increasing 7 basis points while the cost of interest bearing liabilities increased 19 basis points.

Non-Interest Income and Expense

Non-interest income for the year ended December 31, 2017 was $9.0 million compared to $8.9 million for the prior year ended December 31, 2016.  The net change from the prior year was primarily due to increases in trust income of $0.2 million and combined real estate servicing and mortgage loan sales income of $0.3 million offset by securities gains of $0.6 million recognized in the prior year.

Non-interest expense was $38.8 million for the year ended December 31, 2017, an increase of $2.0 million, or 5.4%, over the prior year level of $36.8 million. Salaries and benefits increased $0.9 million, or 4.5% over 2016 due to cost of living adjustments, merit increases and increased health insurance and pension costs.  Other operating expenses increased $1.1 million primarily due to technology related costs.

Allowance for Loan Losses

The Company’s level of non-performing loans at December 31, 2017 was 1.00% of total loans compared to 0.95% at December 31, 2016. During the year ended December 31, 2017, the Company recorded net charge-offs of $799,000, or 0.08% of average loans, compared to net charge-offs of $143,000, or 0.02% of average loans for the year ended December 31, 2016.  The increase in net charge-offs over the prior year was primarily due to a recovery of approximately $500,000 on a construction loan during the second quarter of 2016. The allowance for loan losses at December 31, 2017 was $10.9 million, or 1.02% of outstanding loans, 101.57% of non-performing loans and 180.87% of nonperforming loans when excluding accruing TDR’s. At December 31, 2016, the allowance for loan losses was $9.9 million, or 1.01% of outstanding loans, 107.35% of non-performing loans and 282.94% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2017.

Financial Condition

Comparing December 31, 2017 balances with December 31, 2016, total assets increased $142.2 million to $1.4 billion. The largest driver in asset growth was the increase in loans of $94.4 million, or 9.7%, while federal funds sold and other overnight interest-bearing deposits increased $41.6 million. Total deposits increased $115.1 million, or 11.4%, to $1.1 billion and FHLB advances and other borrowings increased $28.0 million to $121.4 million at December 31, 2017. During the same period, stockholders’ equity increased 0.4% to $91.4 million, or 6.4% of total assets. The total risk based capital ratio of 12.93% and the leverage ratio of 9.33% at December 31, 2017, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include adjustments to exclude the transitional impact of the Tax Act and the Company's implementation of new tax planning strategies, which are non-recurring and not considered indicative of underlying earnings performance. [The adjustments do not include the ongoing impacts of the lower U.S. statutory rate under the Tax Act on current year earnings.] The Company believes that the exclusion of these items provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand that Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000

Statement of income information:		Three Months Ended December 31, 2017		September 30, 2017		December 31, 2016
Net income - GAAP	$	(2,372)	$	1,766	$	1,988
Effect of net deferred tax asset adjustments (a)		4,105		0		0
Net income and Dec 2017 non-GAAP Net income	$	1,733	$	1,766	$	1,988
Earnings per share:						
Basic - GAAP	$	(0.41)	$	0.30	$	0.34
Effect of net deferred tax asset adjustments (a)		0.71		0.00		0.00
Basic and Dec 2017 non-GAAP Basic	$	0.30	$	0.30	$	0.34
Diluted - GAAP	$	(0.41)	$	0.30	$	0.34
Effect of net deferred tax asset adjustments (a)		0.71		0.00		0.00
Diluted and Dec 2017 non-GAAP Diluted	$	0.30	$	0.30	$	0.34

Statement of income information:		For the Year Ended 2017		2016
Net income - GAAP	$	3,414	$	7,282
Effect of net deferred tax asset adjustments (a)		4,105		0
Net income and 2017 non-GAAP Net income	$	7,519	$	7,282
Earnings per share:				
Basic - GAAP	$	0.59	$	1.24
Effect of net deferred tax asset adjustments (a)		0.70		0.00
Basic and 2017 non-GAAP Basic	$	1.29	$	1.24
Diluted - GAAP	$	0.59	$	1.24
Effect of net deferred tax asset adjustments (a)		0.70		0.00
Diluted and 2017 non-GAAP Diluted	$	1.29	$	1.24

Key financial ratios:	December 31, 2017		September 30, 2017		December 31, 2016	
Return on average assets (YTD) - GAAP	0.25	%	0.58	%	0.58	%
Effect of net deferred tax asset adjustments (a)	0.31	%	0.00		0.00	
Return on average assets (YTD) and Dec 2017 non-GAAP Return on average assets (YTD)	0.56	%	0.58	%	0.58	%
Return on average common equity (YTD) - GAAP	3.59	%	8.18	%	7.97	%
Effect of net deferred tax asset adjustments (a)	4.31	%	0.00	%	0.00	%
Return on average common equity (YTD) and Dec 2017 non-GAAP Return on average common equity (YTD)	7.90	%	8.18	%	7.97	%

(a) Calculated using the difference in combined statutory rates of 38% for 2017 and 21% for subsequent years.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact: Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100 FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the estimated effects of the Tax Act. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause the Company's estimated effects of the Tax Act to differ materially include, but are not limited to, changes in interpretations and assumptions the Company has made with respect to the anticipated effects of the Tax Act, federal tax regulations and guidance that may be issued by the U.S. Department of Treasury and future actions by the Company resulting from the Tax Act. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.

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